Exhibit 10.1

Reference is made to the Stock Purchase Agreement, dated as November 19, 2013 (the “Agreement”), among Jostens, Inc., a Delaware corporation (“Buyer”), American Achievement Group Holding Corp., a Delaware corporation, Visant Corporation, a Delaware corporation, solely with respect to Section 12.13, and each holder of outstanding equity interests of the Company, and American Achievement Holdings LLC, in its capacity as Sellers’ Representative. By their signatures below, Buyer and Sellers’ Representative herby agree to terminate the Agreement pursuant to Section 10.1.1 thereof and that such termination will have the effects set forth in Section 10.2 thereof.

JOSTENS, INC.

By:	/s/ Marie D. Hlavaty

AMERICAN ACHIEVEMENT
HOLDINGS LLC, in its capacity as Sellers’
Representative

By:	/s/ W. Gregg Smart

Dated: April 17th, 2014